Exhibit 10
Williams Pipeline GP LLC
Director Compensation Policy
Adopted August 19, 2008
Compensation of Directors
Members of the Board of Directors (the “Board”) of Williams Pipeline GP LLC (the “Company”) who are also officers or employees of affiliates of the Company shall receive no additional compensation for serving on the Board or Board committees.
I. Annual Compensation Package
Subject to adjustment as provided in Section V below, for their service on the Board for the period beginning on January 24 of each year and ending on January 23 of the following year (“Annual Compensation Period”), directors who are not officers or employees of the Company or its affiliates (each a “Non-Employee Director” and collectively “Non-Employee Directors”) shall receive the following annual compensation package (“Annual Compensation Package”):
1.	$50,000 cash;

2.	$25,000 in Restricted Units valued as of the grant date designated below; and

3.	$5,000 cash each for service on the conflicts and audit committees of the Board.
Subject to the provisions of Section V below, annual cash compensation amounts shall be paid as of January 24 of each year and annual compensation in the form of Restricted Units shall be granted as of January 24 of each year.
II. Conflicts Committee Fees
In addition to the Annual Compensation Package, effective beginning August 19, 2008, each Non-Employee Director serving as a member of the conflicts committee shall receive $1,250 cash for each conflicts committee meeting where the member is present, minutes have been recorded, and substantive business was conducted at the meeting (“Conflicts Committee Fee”).
Conflicts Committee Fees shall be paid on January 24 each year for qualifying meetings held during the preceding twelve (12) months (or the shorter period beginning August 19, 2008 with respect to the first payment only). To enable timely payment of meeting fees, a schedule detailing the number of qualifying meetings held during the prior twelve (12) months, as well as the members present at each meeting, will be provided to the Company’s corporate secretary no later than January 9 of each year.
III. Other Compensation
In addition, each Non-Employee Director shall receive the following for service on the Board:
1.	for a person first elected as a Non-Employee Director, a one-time grant of Restricted Units valued at $25,000 on the date of election to the Board; and

2.	reimbursement for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and attending education programs relevant to their duties as members of the Board.
IV. Restricted Period
Restricted Units awarded pursuant to this policy shall vest 180 calendar days following the date of grant (the “Restricted Period”). Cash distributions on Restricted Units shall be paid.

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V. Interim Payment and Grant Dates and Proration
1.	Interim Payment and Grant Dates.

A person who first becomes a Non-Employee Director after January 24 and prior to May 1 shall receive the full Annual Compensation Package for such Annual Compensation Period paid as of May 15, in the case of annual cash compensation amounts, and granted as of May 15, in the case of annual compensation in the form of Restricted Units.

A person who first becomes a Non-Employee Director on or after May 1 and on or before July 31 shall receive a prorated Annual Compensation Package for such first Annual Compensation Period paid as of August 15, in the case of annual cash compensation amounts, and granted as of August 15, in the case of annual compensation in the form of Restricted Units.

A person who first becomes a Non-Employee Director on or after August 1 and prior to January 24 shall receive a prorated Annual Compensation Package for such first Annual Compensation Period paid as of January 24, in the case of annual cash compensation amounts, and granted as of January 24, in the case of annual compensation in the form of Restricted Units.

2.	Proration.

The number of Restricted Units for a prorated Annual Compensation Package shall be the product of $25,000 in Restricted Units valued as of the grant date multiplied by a fraction, the numerator of which is the number of full and fractional calendar months elapsing between the date such person first becomes a Non-Employee Director and the following January 23 and the denominator of which is 12.

The amount of cash compensation for a prorated Annual Compensation Package shall be the product of the aggregate annual cash compensation amount applicable to such Non-Employee Director as set forth in Section I above multiplied by a fraction, the numerator of which is the number of full and fractional calendar months elapsing between the date such person first becomes a Non-Employee Director and the following January 23 and the denominator of which is 12.
VI. Other Provisions
Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Williams Pipeline GP LLC Long-Term Incentive Plan (the “Plan).
Notwithstanding anything herein to the contrary, any grant of Restricted Units pursuant to this policy shall be for a whole number of Restricted Units determined by rounding up to the next higher whole number of Units any fractional portion of a Unit equal to or in excess of one-half Unit (and otherwise rounding down to the next lower whole number of units).
Awards of Restricted Units pursuant to this policy shall be subject to the terms and conditions of the Plan and any applicable Award Agreement.

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